UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2015

Rose Rock Midstream, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

(Address of principal executive offices)

(918) 524-8100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 11, 2015, Rose Rock Midstream, L.P. (the “Partnership”) and Rose Rock Finance Corporation (“Finance Corp.” and together with the Partnership, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as representative of the initial purchasers listed on Schedule I to the Purchase Agreement (collectively, the “Initial Purchasers”), related to the issuance and sale by the Issuers to the Initial Purchasers of $350,000,000 aggregate principal amount of the Issuers’ 5.625% Senior Notes due 2023 (the “Notes”). The Issuers’ obligations under the Notes are fully and unconditionally guaranteed (the “Guarantees”) on a senior unsecured basis, jointly and severally, by certain of the Partnership’s current and future restricted subsidiaries (other than Finance Corp.) (collectively, the “Guarantors” and together with the Issuers, the “Obligors”).

The Notes and the Guarantees (collectively, the “Securities”) were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Securities have not been registered under the Securities Act or applicable state securities laws, and consequently, the Securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Obligors, on one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the Purchase Agreement requires the execution of a registration rights agreement relating to the Notes upon the issuance thereof.

The Partnership intends to use the net proceeds from the offering of the Securities to reduce outstanding borrowings under its revolving credit facility and for general partnership purposes.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Equity Distribution Agreement

On May 12, 2015, the Partnership entered into an Equity Distribution Agreement (the “Agreement”) by and among the Partnership, Rose Rock Midstream GP, LLC (the “General Partner”) and Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc. (each, a “Manager”, and collectively, the “Managers”). Pursuant to the terms of the Agreement, the Partnership may sell from time to time through the Managers, as sales agents, the Partnership’s common units representing limited partner interests (“Common Units”) having an aggregate offering amount of up to $150,000,000 (the “Units”). Sales of the Units, if any, may be made by any method permitted by law deemed to be an “at the market” offering, including ordinary brokers’ transactions on the New York Stock Exchange, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions or as otherwise agreed upon by the Managers and the Partnership.

Under the terms of the Agreement, the Partnership may also sell the Units from time to time to any Manager as principal for its own account at a price to be agreed upon at the time of sale. Any sale of the Units to a Manager as principal would be pursuant to the terms of a separate agreement between the Partnership and such Manager.

The Units will be issued pursuant to a Registration Statement on Form S-3 (File No. 333-199600), which was declared effective by the U.S. Securities and Exchange Commission on January 21, 2015. Certain legal opinions related to the issuance of the Units are filed herewith as Exhibits 5.1 and 8.1.

The Agreement contains customary representations, warranties and agreements of the Partnership and the General Partner, and customary obligations of the parties and termination provisions. The Partnership has agreed to indemnify each Manager against certain liabilities, including liabilities under the Securities Act, or to contribute to payments such Manager may be required to make because of any of those liabilities.

Any Manager may, from time to time, engage in transactions with and perform services for the Partnership and its affiliates in the ordinary course of its business.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 1.2 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated May 11, 2015, by and among Rose Rock Midstream, L.P., Rose Rock Finance Corporation, the guarantors party thereto and Wells Fargo Securities, LLC, as representative of the initial purchasers named therein.

1.2	Equity Distribution Agreement, dated May 12, 2015, by and among Rose Rock Midstream, L.P., Rose Rock Midstream GP, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Andrews Kurth LLP.

8.1	Opinion of Andrews Kurth LLP relating to tax matters.

23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE ROCK MIDSTREAM, L.P.

	By:	Rose Rock Midstream GP, LLC
its general partner

Date: May 12, 2015	By:	/s/ Candice L. Cheeseman
		Name:	Candice L. Cheeseman
		Title:	General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

1.1	Purchase Agreement, dated May 11, 2015, by and among Rose Rock Midstream, L.P., Rose Rock Finance Corporation, the guarantors party thereto and Wells Fargo Securities, LLC, as representative of the initial purchasers named therein.

1.2	Equity Distribution Agreement, dated May 12, 2015, by and among Rose Rock Midstream, L.P., Rose Rock Midstream GP, LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc.

5.1	Opinion of Andrews Kurth LLP.

8.1	Opinion of Andrews Kurth LLP relating to tax matters.

23.1	Consents of Andrews Kurth LLP (included in Exhibits 5.1 and 8.1).